SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 15

        CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
     SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934.

                      Commission File Number:  33-86690

                         Star Markets Company, Inc.
             --------------------------------------------------
             (Exact name of registrant as specified in charter)

                  625 Mt. Auburn Street, Cambridge MA 02138
                                (617)528-2550
    ----------------------------------------------------------------------
    (Address, including zip code and telephone number,including area code, of registrant's principal executive offices)

          13% Senior Subordinated Notes due 2004 (the "13% Notes")
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)

                                    None
         -----------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]      Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)       [ ]
                                   Rule 15d-6                 [ ]


Approximate number of holders of record as of the certification or notice date:

      13% Notes:          0


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 29, 1999

                                  STAR MARKETS COMPANY, INC.



                                  By: /s/ John Flaherty
                                      --------------------------
                                      John Flaherty
                                      Treasurer and chief accounting officer